Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 17, 2014, except for the effects of the reverse stock split described in the last paragraph of Note 1 as to which the date is April 24, 2014, relating to the financial statements which appears in Alder BioPharmaceuticals, Inc.’s prospectus dated May 7, 2014 filed pursuant to Rule 424(b) under the Securities Act of 1933 relating to Registration Statement on Form S-1 (File No. 333-194672).

/s/ PricewaterhouseCoopers LLP

Seattle, Washington

May 8, 2014